EXHIBIT (2)(c)

                       STATE STREET RESEARCH GROWTH TRUST

                         Amendment No. 2 to the By-Laws


         Section 6.1 of Article 6 of the By-Laws of State Street Research Growth Trust is hereby amended in its entirety to read as follows:

               "6.1 General. The fiscal year of the Trust or any Sub-Trust shall be fixed by resolution of the Trustees. The Trust and any Sub-Trusts may have different fiscal years."

         This amendment is adopted pursuant to authorization by Trustees on _____________, 2000.




Effective as of:

----------------------------                         By:------------------------
                                                     Francis J. McNamara, III
                                                     Secretary